AMENDMENT THREE
DATED JUNE 1, 2016 TO THE
AMENDED AND RESTATED
INVESTMENT MANAGEMENT
AGREEMENT
for
MML Total Return Bond Fund
WHEREAS, Massachusetts Mutual Life
Insurance Company ("MassMutual") and
MML Series Investment Fund (the "Trust") entered into an Amended and Restated
Investment Management Agreement (the
"Agreement"), effective as of December 15, 2011 with respect to the MML PIMCO
Total Return Fund, now known as the MML
Total Return Bond Fund (the "Fund");
WHEREAS, MassMutual assigned the
Agreement to MML Investment Advisers,
LLC ("MML Advisers") on April 1, 2014;
and

WHEREAS, MML Advisers and the Trust
desire to amend the compensation of MML
Advisers as described in the Agreement and any previous amendment:

   NOW THEREFORE, IT IS
AGREED THAT:

1.	Capitalized terms used herein but
not otherwise defined shall have
the meanings given to those
terms in the Agreement.

2.	Section 8 of the Agreement is
hereby deleted in its entirety and
replaced with the following:

The Trust agrees to pay the
Manager and the Manager agrees
to accept as full compensation
for the performance of all
functions and duties on its part to
be performed pursuant to the
provisions hereof, a fee at the
annual rate of 0.40% on the first
$500 million of the average daily
net assets of the Fund and 0.38%
on assets in excess of $500
million, determined at the close
of the New York Stock Exchange
on each day that the Exchange is
open for trading and paid on the
last day of each month.  The
Trust hereby agrees with the
Manager that any entity or
person associated with the
Manager which is a member of a
national securities exchange is
authorized to effect any
transaction on such exchange for
the account of the Trust and any
Fund which is permitted by
Section 11(a) of the Securities
Exchange Act of 1934, as
amended, and Rule 11a2-2(T)
thereunder, and the Trust hereby
consents to the retention of
compensation for such
transactions in accordance with
Rule
11a2-2(T)(a)(2)(iv).

3.	Except as expressly amended
hereby, all provisions of the
Agreement remain in full force
and effect and are unchanged in
all other respects.

Signature Page Follows


	IN WITNESS WHEREOF, the
parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.


MML
INVESTMENT
ADVISERS,
LLC


By: /s/ Brian
Haendiges

Name: Brian
Haendiges

Title: Vice
President



MML SERIES
INVESTMENT
FUND on
behalf of
MML TOTAL
RETURN
BOND FUND


By: /s/ Nicholas
H. Palmerino

Name: Nicholas
H. Palmerino

Title: CFO and
Treasurer




MML Series Investment Fund
For Period Ending 6/30/16
Item 77Q1. Exhibit (3)